Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CTI Industries Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-76006, 333-76008 and 333-169442 on Form S-8 of CTI Industries Corporation and Subsidiaries of our report dated March 31, 2017, with respect to the consolidated balance sheet of CTI Industries Corporation and Subsidiaries as of December 31, 2016, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2016, which report appears in or is incorporated by reference in this annual report on Form 10-K of CTI Industries Corporation and Subsidiaries.

/s/ Plante & Moran, PLLC

Chicago, Illinois

March 31, 2017